Exhibit 99.35

American Rebel (NASDAQ: AREB) to Host Strategic Board Meeting and Exclusive Dinner for Investors at Mar-A-Lago Following Unprecedented Successful Sponsorship at the American Rebel Light NHRA 4-Wide Nationals at Charlotte Motor Speedway

American Rebel Light Beer was featured at the NHRA event, where thousands of attendees and a national television audience were exposed to America’s Fastest Growing Beer.

Nashville, TN, April 29, 2025 (GLOBE NEWSWIRE) -- American Rebel Holdings, Inc. (NASDAQ: AREB) (“American Rebel” or the “Company”), creator of American Rebel Light Beer ( americanrebelbeer.com ) and a designer, manufacturer, and marketer of branded safes, personal security and self-defense products and apparel ( americanrebel.com ), will be holding an exclusive dinner at Mar-A-Lago tonight for its board of directors and a major investor group. This will be the second round of meetings this month at Mar-a-Lago, aka the “Winter White House,” where America’s Patriotic Beer brand has established a strong footprint among supporters of President Trump and those who love our great nation.

Quote from CEO Andy Ross:

“Hosting our esteemed Board of Directors, investment bankers, and key strategic investors at Mar-A-Lago in Florida is an honor and a pivotal opportunity for American Rebel Holdings, Inc. As we convene at the Winter White House, we are eager to discuss the strategic growth of American Rebel Light Beer. This event, following several preliminary planning meetings, presents a unique chance to accelerate and enhance our existing strategic plan to expand our distribution footprint and target customer base, particularly among NHRA fans. Our distribution expansion in 2025 continues to surpass expectations, setting the stage for sustained revenue growth and market share gains over the coming months and years.”

This weekend’s American Rebel Light NHRA 4-Wide Nationals at zMAX Dragway at the Charlotte Motor Speedway ( charlottemotorspeedway.com ) was broadcast nationally through FOX Broadcasting’s FS1. The event provided viewers with the experience of drag racing and additional exposure for American Rebel Light Beer. The NHRA’s partnership with FOX Sports ensures expanded coverage, bringing drag racing, and this weekend American Rebel Light Beer, to homes across the U.S., Canada, and the Caribbean.

American Rebel Light Beer – America’s Patriotic, God Fearing, Constitution Loving, National Anthem Singing, Stand Your Ground Beer was proud to be featured at this iconic event. Fans attending the race enjoyed cold American Rebel Light Beer while experiencing the unique four-lane racing format and pit access included with every ticket. For those watching from home, the FS1 broadcast showcased the adrenaline-pumping action, making it a weekend to remember.

Continued Quote from CEO Andy Ross:

“We are honored to have Tony Stewart Racing’s ( tsrnitro.com ) Matt Hagan, driver of the American Rebel Light Funny Car, give his insights to the group in Florida to continue to capture the momentum of American Rebel Light Beer within the NHRA ( nhra.com ). TSR Racing with Tony, Matt, and Leah combined with American Rebel Light Beer is a winning combination with the fans that we believe is creating long-term customers. We are thoroughly evaluating additional sponsorship and growth opportunities for American Rebel Light Beer, ensuring its continued success as America’s Patriotic Beer.”

About American Rebel Light Beer

Produced in partnership with AlcSource, American Rebel Light Beer ( americanrebelbeer.com ) is a premium domestic light lager celebrated for its exceptional quality and patriotic values. It stands out as America’s Patriotic, God Fearing, Constitution Loving, National Anthem Singing, Stand Your Ground Beer.

American Rebel Light is a Premium Domestic Light Lager Beer – All Natural, Crisp, Clean and Bold Taste with a Lighter Feel. With approximately 100 calories, 3.2 carbohydrates, and 4.3% alcoholic content per 12 oz serving, American Rebel Light Beer delivers a lighter option for those who love great beer but prefer a more balanced lifestyle. It’s all natural with no added supplements and importantly does not use corn, rice, or other sweeteners typically found in mass produced beers. For more information follow American Rebel Beer on all social media platforms (@americanrebelbeer).

About American Rebel Holdings, Inc.

American Rebel Holdings, Inc. (NASDAQ: AREB) has operated primarily as a designer, manufacturer and marketer of branded safes and personal security and self-defense products and has recently transitioned into the beverage industry through the introduction of American Rebel Light Beer. The Company also designs and produces branded apparel and accessories. To learn more, visit americanrebel.com and americanrebelbeer.com. For investor information, visit americanrebelbeer.com/investor-relations.

American Rebel Holdings, Inc.

info@americanrebel.com
ir@americanrebel.com

American Rebel Beverages, LLC

Todd Porter, President

tporter@americanrebelbeer.com

Media Contact:

Matt Sheldon

Matt@PrecisionPR.co

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc., (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of our strategic planning, marketing outreach efforts, actual placement timing and availability of American Rebel Beer, success and availability of the promotional activities, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.